UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAYNES INTERNATIONAL, INC.
Exact name of registrant as specified in its charter

Delaware	06-1185400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of Principal Executive Offices)	(Zip Code)

Haynes International, Inc. Stock Option Plan
(Full title of plan)

Marcel Martin Chief Financial Officer Haynes International, Inc. 1020 West Park Avenue Kokomo, Indiana 46904-9013
(Name and address of agent for service)

(765) 456-6000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration Fee
Common Stock, par value $0.001 per share	1,000,000	$34.00	$34,000,000	$3,638.00

(1) Estimated pursuant to Rule 457(c) under the Act solely for the purpose of calculating the registration fee based upon the average of the bid and asked prices for the Common Stock as reported on the "pink sheets" on June 12, 2006.

Introduction

This registration statement on Form S-8 is filed by Haynes International, Inc., a Delaware corporation (the "Company"), and relates to 1,000,000 shares of the Common Stock, par value $0.001 per share of the Company (the "Shares"), which are issuable by the Company upon the exercise of stock options issued by the Company in accordance with the terms of the Haynes International, Inc. Stock Option Plan, as amended from time to time (the "Plan").

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

a.	The Company's annual report on Form 10-K for the fiscal year ended September 30, 2005;
b.	the Company's quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005;
c.	the Company's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006;
d.	the Company's Current Report on Form 8-K filed in April 6, 2006;
e.	Item 7.01 of the Company's Current Report on Form 8-K filed in May 16, 2006; and
f.	all other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, since September 30, 2005.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all Shares have been sold or deregistering all Shares which remain unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

For purposes of this registration statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this registration statement or the related prospectus.

Item 4.	Description of Securities.

As of the date hereof, there were 20.0 million shares of the Company's common stock, par value $0.001 per share authorized for issuance, of which 10.0 million shares were issued and outstanding.

The holders of shares of the Company's common stock are entitled to one vote per share on matters to be voted upon by the stockholders, and are entitled to receive dividends out of funds legally available for distribution when and if declared by the Company's board of directors.

The holders of shares of the Company's common stock shall share ratably in the Company's assets legally available for distribution to the Company's stockholders in the event of the Company's liquidation, dissolution or winding up, after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

The holders of shares of the Company's common stock have no preemptive, redemption, cumulative voting or conversion rights. The outstanding shares of the Company's common stock are fully paid and nonassessable.

The transfer agent and registrar for the shares of the Company's common stock is Wells Fargo Bank, N.A.

The Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Company's board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The Company's certificate of incorporation and by-laws provide that vacancies on the Company's board of directors during the interim between the Company's annual stockholder meetings or special meetings of the Company's stockholders called for the election of directors may be filled by a vote of a majority of the directors then in office. Furthermore, any director may be removed only for cause by a vote of a majority of the voting power of the shares of the Company's common stock entitled to vote for the election of directors. These provisions of the Company's certificate of incorporation and by-laws could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company and therefore may limit the price that certain investors might be willing to pay in the future for shares of the Company's common stock.

The Company's certificate of incorporation and by-laws do not permit action by the Company's stockholders by written consent. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the Company's outstanding voting securities until the next annual stockholders meeting, particularly because special meetings of the stockholders may only be called by a resolution adopted by a majority of the Board of Directors, the Chairman of the Board of Directors, or the President of the Corporation. The ability of the stockholders to call a special meeting of the stockholders is specifically denied. These provisions may also discourage another person or entity from making a tender offer for the Company's stock, because such person or entity, even if it acquired a majority of the Company's outstanding voting securities, would be able to take action as a stockholder (such as election of new directors or approving a merger) only at a duly called stockholders meeting.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a corporation organized under the laws of the State of Delaware. Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

Pursuant to authority conferred by Delaware law, the Company's certificate of incorporation contains provisions providing that no director shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law as then in effect or as it may be amended. This provision is intended to eliminate the risk that a director might incur personal liability to the Company or its stockholders for breach of the duty of care.

The Company's certificate of incorporation and by-laws contain provisions requiring it to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for the Company's directors officers against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and in certain cases only if the director or officer is not adjudged to be liable to the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
4.1	Haynes International, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-1, Registration No. 333-124977)
5.1	Legal Opinion of Ice Miller
23.1	Consent of Ice Miller (contained in Exhibit 5.1)
23.2	Consent of Deloitte & Touche
24.1	Power of Attorney (included on the signature page)

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kokomo, State of Indiana, on June 9, 2006.

HAYNES INTERNATIONAL, INC.

By: /s/ Francis J. Petro Name: Francis J. Petro Title: President and Chief Executive Officer

Power of Attorney

Each person whose signature appears below authorizes Francis J. Petro, Jean C. Neel, and Marcel Martin, and each of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this registration statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on June 9, 2006.

Name	Title

/s/ Francis J. Petro Francis J. Petro	President and Chief Executive Officer (Principal Executive Officer), Director

/s/ Marcel Martin Marcel Martin	Chief Financial Officer (Principal Financial Officer)

/s/ Dan Maudlin Dan Maudlin	Controller (Principal Accounting Officer)

/s/ John C. Corey John C. Corey	Chairman of the Board

/s/ Paul J. Bohan Paul J. Bohan	Director

/s/ Donald C. Campion Donald C. Campion	Director

/s/ Timothy J. McCarthy Timothy J. McCarthy	Director

/s/ William P. Wall William P. Wall	Director

/s/ Ronald W. Zabel Ronald W. Zabel	Director

/s/ Robert H. Getz Robert H. Getz	Director

Index to Exhibits

Exhibit No.	Description
4.1	Haynes International, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-1, Registration No. 333-124977)
5.1	Legal Opinion of Ice Miller
23.1	Consent of Ice Miller (contained in Exhibit 5.1)
23.2	Consent of Deloitte & Touche
24.1	Power of Attorney (included on the signature page)